Exhibit 99.2

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 12/31/2008	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
AT&T Oklahoma	SOLD	45%	12/28/00	$15,327,554	4/13/05	$21,430,000	$9,585,853
Comdata	100%	45%	5/15/01	$25,002,019	N/A	N/A	N/A
111 Southchase Boulevard	SOLD	17%	5/18/99	$5,121,827	5/23/07	$7,625,000	$1,236,704
Gartner	SOLD	17%	9/20/99	$8,347,618	4/13/05	$12,520,404	$2,118,499
Johnson Matthey	SOLD	17%	8/17/99	$8,056,392	10/5/04	$10,000,000	$1,653,361
4685 Investment Drive (formerly Siemens)	100%	45%	5/10/00	$14,294,990	N/A	N/A	N/A
20/20 Building	91%	17%	7/2/99	$9,546,210	N/A	N/A	N/A
WEIGHTED AVERAGE	99.2%

*	The Acquisition Price does not include the up-front sales charge.

FUND FEATURES

OFFERING DATES	March 1999 – March 2001
PRICE PER UNIT	$10
STRUCTURE	Cash-Preferred – Cash available for distribution up to 10% Preferred Tax-Preferred – Net loss until capital account reaches zero + No Operating Distributions
STRUCTURE RATIO AT CLOSE OF OFFERING	Cash-Preferred – 76% Tax-Preferred – 24%
AMOUNT RAISED	$35,611,192

Please note that the figures and dates in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

The financial information presented is preliminary and subject to change, pending the filing of the Partnership’s Form 10-K for the period ended December 31, 2008. We do not make any representations or warranties (expressed or implied) about the accuracy of any such statements to the investors’ realized results at the close of the Fund.

Readers of this fact sheet should be aware that there are various factors and uncertainties that could cause actual results to differ materially from any forward-looking statements made in this material. Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund XII is in the holding phase of its life cycle. The Fund now owns interests in three properties. Our focus at this time involves leasing the remaining vacancy in the portfolio and maximizing operating performance of the assets in order to deliver what we believe will be greater overall performance for our investors.

In November 2008 we renewed and extended the Continental Automotive lease at 4685 Investment Drive through October 2015. Although the rental rate was reduced, reflecting the current Detroit market, there were no leasing commissions or tenant improvement costs.

The fourth quarter 2008 operating distributions to the Cash-Preferred unit holders were 5.5% (see “Estimated Annualized Yield” table). The General Partners anticipate that operating distributions may remain at similar levels in the future, or may decline due to capital improvements and re-leasing costs at the 20/20 Building.

The Cumulative Performance Summary, which provides a high-level overview of the Fund’s overall performance to date, is on the reverse.

Continued on reverse

Property Summary

•

The AT&T Oklahoma building was sold on April 13, 2005, and $9,585,853 in net sale proceeds were allocated to the Fund. The November 2005 distribution included $9,579,588 of these proceeds. The remaining $6,264 was included in the net sale distribution in the fourth quarter of 2007.

•	The Comdata building in Brentwood, Tennessee, outside Nashville, is 100% leased through May 2016.

•

111 Southchase Boulevard was sold on May 23, 2007, following the lease execution with Caterpillar, Inc. Net sale proceeds of $1,236,704 were allocated to the Fund. Almost the entire amount was included in the net sale proceeds paid in the fourth quarter of 2007. The remaining proceeds are being reserved at this time.

•

The Gartner building, located in Fort Myers, Florida, was sold on April 13, 2005, as part of a larger portfolio sale. The net sale proceeds allocated to the Fund from this sale were $2,118,499. The November 2005 distribution included $2,117,051 of these proceeds. The remaining $1,448 was included in the net sale distribution for fourth quarter 2007.

•

The Johnson Matthey property was sold on October 5, 2004, and $1,653,361 in net sale proceeds has been allocated to Fund XII. Of these proceeds, $1,450,000 was distributed to the limited partners in May 2005. The remaining net sale proceeds were included in the November 2005 distribution.

•	4685 Investment Drive is located in Detroit, Michigan. The property is 100% leased to Continental Automotive through October 2015.

•

The 20/20 Building is located in Kansas City, Kansas. The building is leased to two divisions of Blue Cross and Blue Shield of Kansas City, with a five-year lease executed with Nolan Real Estate Services in October 2008, bringing the occupancy to 91%. We continue to aggressively market the remaining vacant space for lease.

For a more detailed quarterly financial report, please refer to Fund XII’s most recent 10-Q filing, which can be found on the

Wells Web site at www.wellsref.com

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/08(3)
Per “Cash-Preferred” Unit	$10	$6.45	N/A	$3.13	$5.52
Per “Tax-Preferred” Unit	$10	$0.00	$-0.25	$8.88	$5.55

(1)

These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units and have not made any conversion elections from Cash-Preferred units to Tax-Preferred units, or vice versa, under the Partnership agreement.

(2)

This per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Tax-Preferred Unit, reduced for Gain on Sale per unit allocated to a Pure Tax-Preferred Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in the 1/30/2009 Form 8-K for this partnership.

ESTIMATED ANNUALIZED YIELD*

	Q1	Q2	Q3	Q4	AVG YTD
2008	7.00%	7.00%	7.00%	5.50%	6.63%
2007	5.50%	5.50%	5.50%	7.00%	5.88%
2006	6.00%	6.00%	6.00%	6.00%	6.00%
2005	7.25%	5.00%	5.00%	7.00%	6.06%
2004	8.50%	6.00%	6.00%	6.00%	6.63%
2003	8.75%	8.25%	9.00%	9.00%	8.75%
2002	9.50%	9.50%	9.25%	9.25%	9.38%
2001	8.75%	9.25%	9.25%	9.50%	9.19%
2000	6.47%	7.49%	8.25%	8.50%	7.68%

TAX PASSIVE LOSSES—“TAX-PREFERRED” PARTNERS

2007	2006	2005		2004	2003	2002
3.24%	7.97%	-53.26	%**	3.84%	9.68%	9.11%

*	The calculation is reflective of the $10 offering price, adjusted for NSP paid-to-date to “Cash-Preferred” unit holders.
**	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPMPFSI0901-0042	© 2009 Wells Real Estate Funds